UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2007

MICROMED CARDIOVASCULAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51487	98-0228169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8965 Interchange Drive Houston, Texas	77054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 838-9210

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.; Compensatory Arrangements of Certain Officers.

As previously reported, effective April 25, 2007, the Board of Directors appointed Robert Benkowski as Chief Executive Officer of MicroMed Cardiovascular, Inc. (“MicroMed”) to replace Mr. Clifford zur Nieden, who had been serving as interim CEO since September 2006. Mr. zur Nieden will continue in his role as Chairman of the Board of Directors.

On May 23, 2007, MicroMed entered into an amended and restated employment agreement with Mr. Benkowski to reflect his additional responsibilities. Under the terms of the agreement, Mr. Benkowski is employed for a one-year term at an annual salary of $250,000. Under the terms of the agreement, Mr. Benkowski received a signing bonus of $75,000 and is eligible to receive additional performance bonuses as are determined by MicroMed’s Board of Directors. In addition and subject to the approval of MicroMed’s Board of Directors and its shareholders, Mr. Benkowski will receive an option to purchase 600,000 shares of MicroMed common stock and, in the event of a change in control (as defined in the agreement), an option to purchase 1,000,000 shares of MicroMed common stock. All such options will be issued at the then fair market value on the grant date. The agreement also provides that if Mr. Benkowski is terminated without cause (as defined in the agreement) or if he terminates his employment for good reason (as defined in the agreement), Mr. Benkowski will be entitled to receive his then-current annual salary, up to two times the current annual compensation limit in effect under the Internal Revenue Code. The agreement will be renewed automatically for successive one-year terms unless either party provides six-months’ notice of its intent not to renew the agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMED CARDIOVASCULAR, INC.

Date: March 25, 2007	By:	Robert J. Benkowski
Robert J. Benkowski
Chief Executive Officer
(Duly Appointed Officer)

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